EXECUTION VERSION

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND NOTE MODIFICATION
This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND NOTE MODIFICATION (this “Amendment”), dated as of June 12, 2014, is among AMYRIS, INC., a Delaware corporation (the “Parent”), and each of its Subsidiaries that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent, collectively, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).
RECITALS
A.    Parent, Subsidiary Guarantors, Lender and Agent have previously entered into that certain Loan and Security Agreement, dated as of March 29, 2014 (the “Loan and Security Agreement”), pursuant to which, among other things, Lender has provided a term loan to Borrower in the amount of Twenty-Five Million Dollars.
B.    Borrower has, among other things, requested that Lender provide an additional Five Million Dollar Term Loan.
C.    In response to the request of Borrower, and in reliance upon the representations made in support thereof, and the other terms and provisions of this Amendment, the parties hereto desire to amend the Loan and Security Agreement as set forth herein and on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1.    Defined Terms. Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Loan and Security Agreement.

2.    Amendments to Loan and Security Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment and effective as of the First Amendment Effective Date (notwithstanding the date of execution of this Amendment), the Loan and Security Agreement is hereby amended as follows:
(a)    New definitions of “Additional Term Loan Advance”, “Additional Term Loan Interest Rate”, “First Amendment”, “First Amendment Effective Date”, “Closing Date Term Loan Advance Date” and “Closing Date Term Loan Interest Rate” are hereby inserted into Section 1 of the Loan and Security Agreement in appropriate alphabetical order:
“Additional Term Loan Advance” is defined in Section 2.2(a) of this Agreement.
“Additional Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 5.25% and (ii) 8.5%.
“First Amendment” means that certain First Amendment to Loan and Security Agreement, dated as of June 12, 2014, between Parent, the Subsidiary Guarantors, Lender and Agent.
“First Amendment Effective Date” means the date specified in Section 3 of the First Amendment.
“Closing Date Term Loan Advance” is defined in Section 2.2(a) of this Agreement.
“Closing Date Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 6.25%, and (ii) 9.5%.
(b)    The definitions of “Permitted Indebtedness”, “Term Loan Advance”, “Term Loan Interest Rate”, “Term Loan Maturity Date”, “Term Note” and “Threshold Amount” set forth in Section 1 of the Loan and Security Agreement are each hereby deleted in its entirety and the following are substituted therefor in appropriate alphabetical order:
“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on, or committed for but not yet outstanding as of, the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $10,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) Indebtedness incurred by Parent prior to the First Amendment Effective Date in an aggregate amount of up to $100,000,000 relating to unsecured convertible securities issued pursuant to Rule 144A under the Securities Act pursuant to a Purchase Agreement entered into between Parent and Morgan Stanley & Co. LLC; (ix) other unsecured Indebtedness in an amount not to exceed $15,000,000 at any time outstanding, and (x) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Term Loan Advance” means any Loan funds advanced under this Agreement and includes, without limitation, the Closing Date Term Loan Advance and the Additional Term Loan Advance.
“Term Loan Maturity Date” means, subject to the provisions hereof, February 1, 2017.
“Term Note” means a Promissory Note in substantially the form of (i) Exhibit B with respect to the Closing Date Term Loan Advance and (ii) Exhibit B-1 with respect to the Additional Term Loan Advance.
“Threshold Amount” means an amount equal to fifty percent of the principal amount of then outstanding Advances under this Agreement.
(c)    The definitions of “Forbearance Fee”, “Specified Covenant”, “Specified Covenant Breach Date” and “Term Loan Interest Rate” set forth in Section 1 are hereby deleted in their entirety.
(d)    Section 2.2 of the Loan and Security Agreement is hereby deleted in its entirety and the following is substituted therefor:
2.2    Term Loans.
(a)    Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, (i) a Term Loan Advance of Twenty-Five Million Dollars ($25,000,000) on the Closing Date (the “Closing Date Term Loan Advance”) and (ii) subject to the effectiveness of the First Amendment, a Term Loan Advance of Five Million Dollars ($5,000,000) on the First Amendment Effective Date (the “Additional Term Loan Advance”).
(b)     Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the applicable Advance Date) to Agent. Lender shall fund such Term Loan Advance in the manner requested by the applicable Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the Closing Date or the First Amendment Effective Date, as applicable.
(c)    Interest. The principal balance of the Closing Date Term Loan Advance shall bear interest thereon from the Closing Date at the Closing Date Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The principal balance of the Additional Term Loan Advance shall bear interest thereon from the First Amendment Effective Date at the Additional Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Closing Date Term Loan Interest Rate and the Additional Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.
(d)    Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the (i) Closing Date with respect to the Closing Date Term Loan Advance and (ii) First Amendment Effective Date with respect to the Additional Term Loan Advance. Borrower shall repay the aggregate principal balance of all Term Loan Advances that are outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations are repaid. The entire Term Loan Advance principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan Advance.
(e)    Section 2.9 of the Loan and Security Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 2.9. [Intentionally omitted.]
(f)    Section 7.14 of the Loan and Security Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 7.14. Minimum Cash. So long as the Secured Obligations are outstanding, Borrower shall, as of any date, have at least the Threshold Amount of unrestricted, unencumbered Cash in one or more Deposit Accounts subject to an Account Control Agreement in favor of Agent.
(g)    Section 7.16 of the Loan and Security Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 7.16. [Intentionally omitted.]

(h)    Section 7.17 of the Loan and Security Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 7.17. [Intentionally omitted.]
(h)    Schedule 1.1 of the Loan and Security Agreement is hereby amended by deleting the references to “$25,000,000” and substituting in each place “$30,000,000” therefor.
(i)    Exhibit 1 to this Amendment is hereby inserted as Exhibit B-1 of the Loan and Security Agreement and shall, for all purposes, be the Exhibit B-1 referred to therein.
3.    Conditions to Effectiveness. The provisions of this Amendment shall become effective on the date, which date (if ever) shall be prior to June 25, 2014, that all of the following conditions precedent have been satisfied (the “First Amendment Effective Date”):
(a)    Agent shall have received (i) three original counterparts of this Amendment, duly executed and delivered by Parent and the Subsidiary Guarantor, (ii) one original of the Note relating to the Additional Term Loan Advance in substantially the form attached hereto as Exhibit 1 (if requested by Agent), and (iii) one original Advance Request relating to the Additional Term Loan Advance;
(b)    Each of the representations and warranties of Borrower in Section 5 of this Amendment shall be true, correct and accurate in all material respects as of the First Amendment Effective Date;
(c)    No Material Adverse Effect has occurred;
(d)    Borrower shall have received consents to the transactions contemplated by this Amendment from (i) the counterparties to the agreements listed on Schedule 5.3 to the Loan and Security Agreement and (ii) Total and Maxwell (Mauritius) Pte Ltd with respect to certain covenants contained in the Company’s Tranche I Notes (as defined on Schedule 5.14 of the Loan and Security Agreement) issued pursuant to that certain Securities Purchase Agreement dated as of August 8, 2013, as amended on October 16, 2013 and December 24, 2013, by and among the Company and the investors party thereto;
(e)
(f)    No Default or Event of Default exists under the Loan and Security Agreement or any Loan Document;
(g)    Borrower shall have paid to Agent’s counsel all legal fees and out-of-pocket expenses incurred in connection with this Amendment; and
(h)    All legal matters incident to the execution and delivery of this Amendment shall be satisfactory to Agent and its counsel.

4.    Note Modification. Subject to the satisfaction of the terms and conditions set forth in Section 3 of this Amendment, the Secured Term Promissory Note, dated March 29, 2014, executed by Borrower to the order of Lender in the original principal amount of $25,000,000 (the “Existing Note”), is hereby modified to have a Maturity Date of February 1, 2017.
5.    Representations, Warranties and Agreements. Borrower hereby represents, warrants and agrees in favor of Agent and Lender as follows:
(a)    No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan and Security Agreement contemplated hereby);
(b)    The execution, delivery and performance by Borrower of this Amendment has been duly authorized by all necessary corporate and/or other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person in order to be effective and enforceable. Each of the Loan and Security Agreement and the other Loan Documents to which Borrower is a party constitutes and continues to constitute the legally, valid and binding obligation of Borrower, in each case enforceable against Borrower in accordance with its terms;
(c)    All of the representations and warranties of Borrower contained in the Loan and Security Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof and will be true and correct on the First Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date);
(d)    No Material Adverse Effect has occurred;
(e)    Borrower is entering into this Amendment on the basis of such Person’s own business judgment, without reliance upon Agent or Lender; and
(f)    Borrower acknowledges and agrees that the execution and delivery by Agent and Lender of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Agent or Lender to execute similar agreements under the same or similar circumstances in the future. Neither Agent nor Lender has any obligation to Borrower or any other Person to further amend provisions of the Loan and Security Agreement or the other Loan Documents. Other than as specifically contemplated hereby, all of the terms, covenants and provisions of the Loan and Security Agreement (and the other Loan Documents) are and shall remain in full force and effect.
6.    General Provisions.
(a)    Upon the effectiveness of this Amendment, all references in the Loan and Security Agreement and in the other Loan Documents to the Loan and Security Agreement shall refer to the Loan and Security Agreement as modified hereby. This Amendment shall be deemed incorporated into, and a part of, the Loan and Security Agreement. This Amendment is a Related Document. THIS AMENDMENT IS EXPRESSLY SUBJECT TO THE PROVISIONS OF SECTION 11.8 (GOVERNING LAW), SECTION 11.9 (CONSENT TO JURISDICTION AND VENUE) AND SECTION 11.10 (MUTUAL WAIVER OF JURY TRIAL; JUDICIAL REFERENCE) OF THE LOAN AND SECURITY AGREEMENT, WHICH PROVISIONS ARE INCORPORATED HEREIN AND MADE APPLICABLE HERETO BY THIS REFERENCE.

(b)    This Amendment is made pursuant to Section 11.3(b) and 11.7 of the Loan and Security Agreement and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.
(c)    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.
(d)    Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.
(e)    Borrower shall promptly pay to Agent’s counsel all attorneys’ fees and expenses incurred in connection with the preparation, negotiation and closing of this Amendment.
(f)    The appearing parties herein declare that all the terms and conditions of the Loan and Security Agreement continue to remain, as herein amended, in full force and effect and by these presents the appearing parties hereby ratify, reaffirm and confirm all the terms and conditions of the Loan and Security Agreement and further declare that it is their express intention that the transactions set forth in this Amendment shall in no way, manner or form be construed or be interpreted as an extinctive novation of any of the obligations and agreements set forth in the Loan and Security Agreement.
[Document continues with signature pages.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be duly executed and delivered as of the date first written above.

PARENT:
AMYRIS, INC.
By: /s/ John G. Melo
Print Name:     John G. Melo
Title: President and Chief Executive Office

Accepted in Palo Alto, California:    AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature: /s/ Ben Bang
Print Name: Ben Bang
Title: Senior Counsel

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature: /s/ Ben Bang
Print Name: Ben Bang
Title: Senior Counsel
The undersigned Subsidiary Guarantor hereby acknowledges and consents (without implying the need for any such consent) to the First Amendment to Loan and Security Agreement and Note Modification as set forth above (the “First Amendment”). The undersigned confirms that the guaranty set forth in Section 11.19 of the Loan and Security Agreement and that all of the undersigned’s obligations thereunder remain in full force and effect, without set-off, defense or counterclaim, and that the obligations guaranteed thereunder include, without limitation, all amounts owing in respect of the Loan and Security Agreement and the Notes, each modified by the First Amendment to Loan and Security Agreement, dated as of June __, 2014

SUBSIDIARY GUARANTOR:

AMYRIS FUELS, LLC
By: /s/ John G. Melo
Print Name: John G. Melo
Title:

EXHIBIT 1 TO FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT AND NOTE MODIFICATION
EXHIBIT B-1 TO LOAN AND SECURITY AGREEMENT
ADDITIONAL SECURED TERM PROMISSORY NOTE

$5,000,000	Advance Date: June __, 2014
Maturity Date: February 1, 2017
FOR VALUE RECEIVED, Amyris, Inc., a Delaware corporation, for itself and each of its Subsidiaries that has delivered a Joinder Agreement (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a fixed rate equal to the greater of (a) the prime rate as reported in the Wall Street Journal, and if not reported, then the prime rate next reported in the Wall Street Journal, plus 5.25% per annum and (b) 8.5% per annum, in each case based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.
This Promissory Note is a Term Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated March 29, 2014, by and among Borrower, Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.
Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.
[Signature Page Follows]

BORROWER FOR ITSELF AND
ON BEHALF OF THE SUBSIDIARIES
THAT HAVE DELIVERED A JOINDER
AGREEMENT:    AMYRIS, INC.

By:    /s/ John G. Melo
Name:    John G. Melo
Title:    President and Chief Executive Officer